Exhibit 10.1

OPERATING EXECUTIVE CONSULTING AGREEMENT

THIS OPERATING EXECUTIVE CONSULTING AGREEMENT (this “Agreement”) is entered into by and between Carlyle Investment Management L.L.C., a Delaware limited liability company (the “Company”), and James H. Hance (the “Consultant”) as of November 1, 2012 (the “Commencement Date”).

RECITALS

A. The Company, an investment advisor registered with the U.S. Securities and Exchange Commission, was formed for the purpose of providing investment advisory and related services to a number of affiliated entities controlled by affiliates of the Company (collectively d/b/a “The Carlyle Group”) (“Carlyle”);

B. The Company desires to engage Consultant to assist the Company and its affiliates (Carlyle) in the strategic management of investment opportunities in the financial services market; and

C. Consultant desires to proceed with such relationship with the Company on the terms and conditions set forth herein.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Engagement as Consultant.

a. The Company agrees to engage Consultant, and Consultant accepts such engagement, on the terms and conditions set forth herein, effective as of the Commencement Date until this Agreement is terminated in accordance with Section 6.

b. During the term of the engagement, Consultant will be held out to the public as an “Operating Executive” to Carlyle.

c. Consultant will provide all services to be performed hereunder as an independent contractor. The Company will classify Consultant as an independent contractor for all purposes. Consultant is not entitled to participate in any benefit plan, policy, or program sponsored or maintained by Company for the benefit of its employees, even if it is later determined that Consultant is a common law employee of Company for any purpose. Payments due to Consultant hereunder shall not be subject to withholding except as required by law.

2. Duties.

a. Consultant. During the term of the engagement, Consultant will serve as an “Operating Executive” to the Company. In that capacity, Consultant will devote approximately 25% of his business time to the business and affairs of the Company. Consultant will:

(i)	advise the Company on business, operational, financing and investment issues arising in connection with the analysis, acquisition, management, marketing, and disposition of investment opportunities, by or on behalf of Carlyle’s investment funds (“Carlyle Funds”);

(ii)	assist the Company in obtaining investment opportunities for the Carlyle Funds by, among other things, introducing representatives of the Company to (A) CEOs and other senior representatives of business enterprises, (B) prospective managers and (C) investment bankers or other intermediaries;

(iii)	counsel and advise the Company’s investment professionals regarding (A) new business initiatives, (B) target portfolio investments, (C) due diligence matters, and (D) investment strategy;

(iv)	assist in recruiting employees and consultants to the Company and portfolio companies owned by the Carlyle Funds (“Portfolio Companies”), and assist in recruiting directors for the boards of the Portfolio Companies;

(v)	counsel and advise senior management of the Portfolio Companies on an as-needed basis, as mutually agreed by Consultant and the Company;

(vi)	serve on the board of directors of one or more Portfolio Companies, as mutually agreed by Consultant and the Company (collectively, “Portfolio Boards”); and

(vii)	such other duties as the Company and Consultant deem appropriate.

b. Participation on Portfolio Boards. Consultant may be asked to serve on one or more Portfolio Boards. The Portfolio Boards shall be selected by mutual agreement of Consultant and the Company.

c. Standard of Duty. Consultant acknowledges and agrees that Consultant has a duty to act in the best interests of Carlyle and to do no act that would knowingly injure the business, interests or reputation of Carlyle, the Portfolio Companies or, to the best of Consultant’s knowledge, any of its or their subsidiaries, affiliates or owners. In keeping with these duties, Consultant will use reasonable efforts to disclose to Company business opportunities that may become known to Consultant pertaining to the Company’s or any Portfolio Companies’ business.

d. Reputation. The Company will not require Consultant to undertake any activity that would, in Consultant’s sole view, detract from Consultant’s image and reputation.

e. Rules & Regulations. Consultant shall at all times comply, to the best of Consultant’s ability, with all applicable laws, rules and regulations and those Company policies that are related to Consultant’s services as described herein.

(i) Consultant hereby represents that within the past two years, Consultant has not served as a public pension fund official or an employee or fiduciary of any U.S. public pension fund (“Public Pension Fund”). Consultant acknowledges and agrees that he is not authorized, directly or indirectly, to communicate for any purpose with any Public Pension Fund, any Public Pension Fund official or any fiduciary or advisor to a Public Pension Fund in connection with any transaction or investment between Carlyle and a Public Pension Fund, including but not limited to (a) introducing, finding, referring, facilitating, arranging, expediting, fostering or establishing a relationship with, or obtaining access to the Public Pension Fund, (b) soliciting an investment or investment management services business from the Public Pension Fund, or (c) influencing or attempting to influence the outcome of any investment or other financial decision by a Public Pension Fund.

(ii) Consultant acknowledges that he/she has received copies of Carlyle’s (i) Code of Conduct, and (ii) Anticorruption Policy (together, the “Carlyle Policies”), and agrees not to do an act, or omit to do an act, which would contravene the Carlyle Policies. Without limiting the generality of the foregoing, so long as this Agreement remains in effect, neither Consultant nor any Person acting on Consultant’s behalf shall, directly or indirectly, make or authorize any offer, gift, payment, or transfer, or promise of, any money or anything else of value, or provide any benefit, to: (i) any Public Official, (A) for the purpose of influencing any act or decision of that Public Official, inducing that Public Official to omit to do any act in violation of a lawful duty, securing any improper advantage, or inducing that Public Official to use his or her influence with a Governmental Entity, (1) to affect or influence any act or decision of any Governmental Entity, or (2) to assist in obtaining or retaining business, or directing business to any person, whether or not lawful, or (B) which would otherwise constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage; or (ii) any Person (A) to induce a person to perform improperly a relevant function or activity, (B) to reward a Person for the improper performance of such a function or activity, or (C) where the acceptance of the advantage would itself constitute the improper performance of a relevant function or activity. For purposes of this Agreement:

“Governmental Entity” means (i) any national, federal, state, county municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition, or (iv) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any government, entity, organization or other Person described in the foregoing clauses (i), (ii) or (iii) of this definition.

“Person” means any individual, partnership, firm, company, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Public Official” means (i) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party or party official or candidate for political office or (iii) and company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (i) or (ii) of this definition.

(iii) Consultant agrees to disclose to the Company any conflicts of interest now existing or hereinafter developing during the term of this Agreement, including without limitation economic or ownership interests held in, or services provided to, any known competitor of Carlyle or any Portfolio Company.

(iv) Consultant acknowledges that it (i) is aware of the restrictions imposed by any applicable securities laws on the purchase or sale of securities, including the securities of any Portfolio Company, or the procurement of the purchase or sale by others of such securities, by any person who has received material, non-public information in relation to such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities or procure others to do so in reliance upon such information and (ii) will prevent the use of material, non-public information about Carlyle or any Portfolio Company in any way that would violate any applicable securities laws. In furtherance of the foregoing, Consultant agrees to provide the Company with appropriate certifications and/or reasonable documentation evidencing compliance with this Section 2(d)(iv).

(v) Consultant will provide the Company with any other information reasonably required for applicable tax, legal or regulatory purposes, including the Internal Revenue Service Form W-9, or to confirm Consultant’s compliance with the obligations set forth in this Agreement.

3. Compensation. As compensation for services provided, Consultant shall be entitled to the following:

a. Company will pay to Consultant an annual fee (“Base Fee”) during Consultant’s engagement by the Company equal to $250,000 per year. The Base Fee will be payable in arrears no less frequently than once every month.

b. Subject to compliance with applicable broker-dealer laws and regulations, Consultant may be eligible to receive incentive compensation. The Company, in its sole discretion, will determine the amount (if any) of such incentive compensation based on Consultant’s performance.

c. Consultant may receive from the relevant Portfolio Companies compensation for service on Portfolio Boards generally in the same manner as non-Carlyle board members.

d. Consultant will be reimbursed for all reasonable expenses incurred during the term of Consultant’s engagement for travel, lodging, entertainment, and other business expenses in connection with Carlyle’s business to the extent such expenses are consistent with applicable law, and Carlyle’s internal policies and procedures (including, without limitation, Carlyle’s internal reimbursement policies).

e. During the term of the engagement, Consultant will be provided with office space and administrative support at the Company’s offices.

4. Co-Investment Opportunities. To the extent permitted by applicable securities and other laws, Consultant will be permitted to make personal investments without the imposition of any fees or carried interests in investments made by Carlyle and the Carlyle Funds during the term of Consultant’s engagement, provided that the amounts available for personal investment by Consultant will be determined by the Company in a manner consistent with policies established for co-investments by Consultants of Carlyle. Co-investments with respect to investments made by a particular Carlyle Fund may require Consultant to make a commitment to invest in all investments acquired by such Carlyle Fund during the Term, in accordance with internal co-investment policies adopted by Carlyle with respect to such Carlyle Fund.

5. Equity Participation, Consultant will be eligible to participate, on a case-by-case basis as determined by the Company in its sole discretion, in net incentive fees or net carried profits interest derived by Carlyle from transactions (the “Equity Incentives”) in which Consultant is materially involved in the sourcing, structuring, and engagement (the “Participation”). Consultant’s Participation shall be subject to applicable fund organizational documents and internal policies established by Carlyle related to the Equity Incentives, e.g. vesting and the effects of cross – collateralization, which may include a recontribution or “clawback” obligation.

6. Termination. Consultant’s engagement with the Company shall begin on the Commencement Date and continue for a period of one year. This Agreement shall automatically renew at the end of the initial term for successive one-year periods unless terminated in accordance with the following provisions:

a. automatically upon the death of Consultant;

b. by the Company for any reason with 30 days’ written notice to Consultant;

c. by Consultant for any reason with 30 days’ written notice to the Company; or

d. automatically by the Company for “Cause,” if Consultant has (i) engaged in gross negligence or willful misconduct in the performance of the duties required of him hereunder, (ii) willfully engaged in conduct that he knows or, based on facts known to him, should know is materially injurious to the Company or any of its affiliates, (iii) materially breached any material provision of this Agreement, (iv) been convicted of, or entered a plea bargain or settlement admitting guilt for, any felony under the laws of the United States or of any state or the District of Columbia or any foreign jurisdiction (other than a traffic violation); or (v)

been the subject of any order, judicial or administrative, obtained or issued by the Securities and Exchange Commission (“SEC”) or any similar securities regulatory agency of any country, for any securities violation including, for example, any such order consented to by Consultant in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

Upon any termination of the engagement, any accrued and unpaid Base Fee will be appropriately pro rated and paid through the date of termination. Following any termination, Consultant (or Consultant’s heirs, beneficiaries or legatees) will retain (i) Consultant’s co-investments made pursuant to Section 4, provided, however, that if Consultant’s engagement is terminated for Cause pursuant to Section 6(d) above, Consultant shall forfeit, effective as of the date of such termination, all of his rights to receive distributions or other payments after such date in respect of the Participation.

7. Prospective Contractor Certificate. In connection with your execution of this agreement, Consultant shall execute and deliver to Carlyle the certification attached hereto as Attachment A. Consultant understands and acknowledges that the Company is relying on the certifications and covenants set forth therein as a basis for its compliance with the Code of Conduct and that the accuracy of, and the Consultant’s continued compliance with, such certifications and covenants are conditions of your continued employment.

8. Nondisclosure of Proprietary Information.

a. Except as required in the faithful performance of Consultant’s duties hereunder or pursuant to subsection (c) below, Consultant will, in perpetuity, maintain in confidence and will not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to Carlyle or any Portfolio Companies or other business owned or operated, in whole or in part, by Carlyle or any Carlyle Funds or other affiliates (a “Carlyle Business”), including, without limitation, information with respect to Carlyle’s or any Carlyle Business’ operations, investment performance, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees and Consultants or other terms of their engagement, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar medium containing any such confidential or proprietary information or trade secrets.

b. Upon termination of Consultant’s engagement for any reason, Consultant will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of Carlyle or any Carlyle Business which contain proprietary information or trade secrets, and all other materials, keys, equipment and any other Carlyle property or property of the Portfolio Companies.

c. Consultant may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof. In connection with any such subpoena or other legal process, Consultant shall, promptly upon receipt of the subpoena or other process, make available to the Company and its counsel the documents and other information sought and will assist such counsel in resisting or otherwise responding to such process.

9. Prohibited Competition.

a. Consultant will not (i) directly or indirectly engage in or provide investment advisory or other personal services to any other private equity sponsor or any operating company competing directly with a Portfolio Company which Consultant is advising, or has advised, at any time during the term of the engagement, or (ii) engage in any Prohibited Competition (as defined below in Section 9(b), at any time during the term of his engagement or during the 12-month period following the expiration of his engagement, in each case, without the prior written consent of the Company; provided, however, Consultant shall be permitted to (X) make any personal investments permissible under applicable law and securities regulations unless such investment would be in a partnership or similar vehicle competing with a Carlyle partnership or vehicle attempting to secure the same investment (other than those investments made before the Commencement Date), and (Y) serve on any board of directors of a company unless the company is a competitor to Carlyle or any company in which Carlyle owns a significant minority or controlling position.

b. For purposes of this Agreement, “Prohibited Competition” means:

(i) soliciting or hiring, on Consultant’s behalf or on behalf of any other person, the services of any person who is known to be an employee of the Company, Carlyle or any Portfolio Company;

(ii) soliciting, contacting or identifying equity investors in any Carlyle Fund (to the extent that Consultant knows that such person is an investor, directly or indirectly, in such fund) on behalf of any person; or

(iii) (A) providing services to any person other than the Company with respect to an investment opportunity or transaction that (x) Consultant knows was being considered by the Company or any of the Carlyle Funds during the period of Consultant’s engagement, and (y) had not been rejected by the Company or the Carlyle Funds during the period of Consultant’s engagement and/or (B) investing in such a Carlyle investment opportunity.

c. In the event the terms of this Section 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

10. Injunctive Relief; Survival.

a. Consultant recognizes and acknowledges that a breach of the covenants contained in Sections 8, 9 and 11 will cause irreparable damage to the Company and Carlyle and their goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Consultant agrees that in the event of a breach of any of the covenants contained in Sections 8, 9 and 11 in addition to any other remedy that may be available at law or in equity, the Company and Carlyle will be entitled to specific performance and injunctive relief.

b. The rights and obligations of the parties arising under Sections 8, 9 and 11 of this Agreement shall survive, and will not be impaired by, the expiration of Consultant’s engagement by the Company.

11. Non-Disparagement. Consultant and Carlyle covenant and agree that, in the event of termination of this Agreement, Consultant shall not disparage any of Carlyle and its affiliates, and its and their respective principals and businesses, and Carlyle shall not authorize disparaging remarks regarding the Consultant. The previous sentence shall not apply, however, in the case of any disparagement which is made (i) in testimony pursuant to a court order, subpoena, or legal process, (ii) to a court, mediator or arbitrator in connection with any litigation or dispute between Carlyle and Consultant, (iii) among the Carlyle entities, or (iv) exclusively to Consultant in the course of Carlyle’s supervision or review of Consultant’s performance. The parties further agree that Carlyle and Consultant shall each be entitled (without posting bond or other security) to injunctive or other equitable relief, as deemed appropriate by any such court or tribunal, to prevent a breach of the other party’s obligations set forth in this Section.

12. Indemnification. The Company (and/or each Carlyle investment fund to which Consultant provides investment advice) will indemnify, defend and hold Consultant harmless for all losses, costs, expenses or liabilities based upon or related to acts, decisions or omissions made by Consultant in good faith during the Term while performing services on behalf of the Company or such investment fund (and/or any of its portfolio companies) within the scope of Consultant’s engagement for the Company. The indemnification of Consultant hereunder shall be secondary to any and all payment to which Consultant is entitled pursuant to any indemnification obligation of Carlyle Capital Corporation Limited, or pursuant to any insurance policy issued to or for the benefit of Carlyle Capital Corporation Limited. The indemnification of Consultant hereunder also shall be secondary to any and all payment to which Consultant is entitled pursuant to any other relevant insurance policy issued to or for the benefit of Consultant or the Company (and/or each Carlyle investment fund to which Consultant provides investment advice), to the extent not in conflict with such other insurance policy.

Notwithstanding the foregoing, the indemnification obligations of the Company (and/or each Carlyle investment fund to which Consultant provides investment advice) shall be subject to the conditions that (a) such acts, decisions or omissions made by Consultant do not constitute fraud, willful misconduct or gross negligence; and (b) if, when and to the extent that the Company (and/or each Carlyle investment fund to which Consultant provides investment advice) determines that Consultant would not be permitted to be so indemnified under applicable law, the Company (and/or each Carlyle investment fund to which Consultant provides investment advice) shall be entitled to be reimbursed by Consultant (who hereby agrees to reimburse the Company (and/or each Carlyle investment fund to which Consultant provides investment advice)) for all such amounts paid prior to that determination. It is understood and agreed that the foregoing agreement by Consultant shall be deemed to satisfy any requirement that Consultant provide the Company (and/or each Carlyle investment fund to which Consultant Provides investment advice) with an undertaking to repay any advanced amounts if it is determined that Consultant is not entitled to indemnification under applicable law.

In the event of future payment by the Company (and/or each Carlyle investment fund to which Consultant provides investment advice) under this Agreement and to the extent of past payment under this Agreement by the Company (and/or each Carlyle investment fund to which Consultant provides investment advice), and without further action by the Company (and/or each Carlyle investment fund to which Consultant provides investment advice) or Consultant, the Company (and/or each Carlyle investment fund to which Consultant provides investment advice) shall be subrogated to the extent of such payment to all of the rights of recovery of Consultant, including the rights of Consultant under any insurance policies. The Consultant shall cooperate with the Company (and/or each Carlyle investment fund to which Consultant provides investment advice), shall execute all papers reasonably required, and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Company (and/or each Carlyle investment fund to which Consultant provides investment advice) effectively to bring suit to enforce such rights.

The obligations of the Company and such investment funds under this Section 10 shall survive any termination of this Agreement.

13. Binding on Successors. This Agreement will be binding upon and inure to the benefit of the Company, Consultant and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

14. Complete Agreement. This Agreement contains the complete agreement and understanding concerning the consulting arrangement between the parties and shall supersede all other agreements, understandings or commitments between the parties as to such subject matter.

15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

16. Choice of Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of Delaware without regard to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:	Carlyle Investment Management L.L.C.

	By:	/s/ Daniel A. Daniello
	Name:	Daniel D’Aniello
	Title:	Managing Director

1001 Pennsylvania Avenue, N.W.
Suite 220 South
Washington, D.C. 20004

CONSULTANT:	/s/ James H. Hance
James H . Hance